EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2012 Results

  2012 revenues of $3.1 billion; up 20% compared to 2011
  Annual diluted EPS record of $1.57, up 11% over prior year
  Company announces $40 million stock repurchase program
  Record annual absorption rate of 116%

SAN ANTONIO, Texas, Feb. 12, 2013 (GLOBE NEWSWIRE) --Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today reported record annual revenues of $3.1 billion compared to $2.6 billion in 2011 and net income of $62.5 million, or $1.57 per diluted share, up 11% over the previous year. The Company also announced that its Board of Directors approved a stock repurchase program authorizing the Company to repurchase, from time to time in the next year, up to an aggregate of $40.0 million of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share.

"We are extremely proud of our record financial performance," said W. M. "Rusty" Rush, Chief Executive Officer and President of Rush Enterprises, Inc. "In addition to achieving record revenue and net income in 2012, we also realized a 116% annual absorption rate, a 30% increase in medium-duty truck sales and we expanded our Rush Truck Centers network footprint to include 78 dealership locations," added Rusty Rush.

"We continue to transition the Company into the leading provider of solutions to the commercial vehicle industry – implementing our growth strategy to expand our portfolio of aftermarket services, broadening the diversity of our commercial vehicle product offerings and extending our network of service points across the United States," Rusty Rush commented.

"The Company ended the year with $199 million in cash and cash equivalents, in excellent financial position to implement our long-term strategic growth initiatives," explained Rusty Rush. ""We believe that the purchase of our common stock represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders. The stock repurchase program reflects confidence in our ability to achieve future growth initiatives while returning capital to our shareholders," he said. Repurchases will be made at times and in amounts as the Company deems appropriate and will be made through open market transactions, privately negotiated transactions and other lawful means at the Company's discretion. The manner, timing and amount of any repurchases will be determined by the Company based on an evaluation of market conditions, stock price and other factors, including those related to the ownership requirements of its dealership agreements with Peterbilt. The stock repurchase program expires on February 11, 2014, and may be suspended or discontinued at any time. While the stock repurchase program does not obligate the Company to acquire any particular amount or class of common stock, the Company anticipates that it will be repurchasing primarily shares of its Class B common stock.

Operations

Aftermarket Solutions

Aftermarket services accounted for 63.4% of the Company's total gross profits in 2012 with parts, service and body shop revenues reaching a new record of $817.3 million, up 21% over 2011. This contributed to a new record annual absorption rate of 116%. "Our commitment to providing the innovative solutions to service our customers' unique business needs continues to drive our strong parts, service and body shop revenues and absorption performance. Service needs from an aged fleet along with continued strong parts and service activity in the energy sector also contributed to the growth in our aftermarket revenues in 2012," said Rusty Rush.

"Service technicians now account for more than 36% of our 4,400 employee workforce, and the Company continues to invest in training, certification and diagnostic equipment to support our service professionals," Rusty Rush explained.

"Additionally, we continue to expand our fleet of mobile service units. We now have approximately 200 mobile service units across our network and an additional 100 technicians supporting our customers at their shops or job sites throughout the country," added Rusty Rush.

"We continue to invest in the infrastructure to better serve our natural gas customers. We have made substantial investments at six Rush Truck Center locations to enable technicians to perform certified CNG and LNG service, with plans in place to bring additional facilities online as needed in key markets. Approximately 85 technicians have been factory-certified to service natural gas fuel systems. We continue to believe natural gas-powered vehicles will grow in popularity and could represent up to 10% of the Class 8 new truck sales market in the next five years," Rusty Rush commented.

"Our Custom Vehicle Solutions (CVS) business continued to expand in 2012. We added a second CVS location in Houston while expanding component, body and specialty up-fitting capabilities for this business. We also implemented dedicated pre-delivery inspection services in Yuma, Arizona for Peterbilt Model 320s built in nearby Mexicali. We look forward to increasing CVS's capabilities throughout the country as opportunities arise," Rusty Rush added.

"We remain committed to expanding our service solutions to meet the evolving needs of our customers, whatever they may be," said Rusty Rush. "Given our commitment to unique customer solutions and the age of fleet vehicles, we expect parts, service and body shop revenues to remain strong through 2013."

Truck Sales

In 2012, Rush's Class 8 retail sales increased by 10% over 2011, and accounted for 5.0% of the total U.S. Class 8 retail truck sales market. "Our strong truck sales are the direct result of our ability to successfully offer a diverse product line-up across a wide variety of market segments across a large geographic network," explained Rusty Rush.

The Company expects U.S. Class 8 retail sales will range from 198,000 to 208,000 units in 2013. "We continue to see customer confidence increasing in certain segments of the economy, such as residential construction," said Rusty Rush. "We expect that the stronger order intake experienced during the past several months and implementation and customer acceptance of Navistar's engine strategy will begin to drive increased new truck deliveries beginning in the second quarter. We believe this improvement should continue throughout 2013 and into 2014," Rusty Rush commented.

Rush's U.S. Class 4-7 medium-duty truck sales reached 7,126 units in 2012, up 30% over 2011, and accounted for 4.3% of the U.S. Class 4-7 market. "We are very proud of our medium-duty sales group for their record setting performance this year. Our success resulted from sales to national fleets across the country, our ability to quickly deliver work-ready trucks from inventory to small businesses and solid execution by employees involved with all of our medium-duty franchises. Industry experts forecast U. S. retail sales for Class 4-7 to reach 184,000 units in 2013, a 12% increase over 2012.

"Similarly, light-duty unit sales were up 35% over the previous year due to the continued success of our Ford franchises and our ability to service existing heavy- and medium-duty customers with light-duty vehicles," Rusty Rush added.

Continued Growth

The Company continued to extend its geographic footprint in 2012 as well. "We expanded our Navistar Division by acquiring assets of Ohio-based MVI Group, which operated International, IC Bus, Isuzu and Idealease franchises at certain locations in Akron, Cincinnati, Cleveland, Columbus, Dayton, Findlay and Lima, Ohio. Our Navistar Division now consists of 23 full service locations and 2 collision centers in 6 states. We continue to see performance improvement from our Navistar locations, and will continue to work with Navistar to explore mutually beneficial opportunities for growth in the future," said Rusty Rush.

The Company also added a new location in Columbus, Georgia providing truck sales and service for Isuzu and service support for IC Bus customers in this market. "We continue to invest in existing markets to improve our facilities and service capabilities. By relocating to a new facility, we tripled our service capacity in Phoenix, Arizona. We will relocate to a newly constructed location in Ardmore, Oklahoma this spring with plans for new facilities underway in Corpus Christi and San Antonio, Texas," added Rusty Rush.

The Company also continued to expand its bus business, adding Blue Bird and Elkhart bus sales and service locations in Houston and Dallas, Texas and expanding IC Bus capabilities as part of its recent Ohio acquisition.

Rush Truck Leasing now operates 36 Paclease and 9 Idealease franchises and had its most profitable year ever, increasing its lease fleet by 19% and revenues by 20% over 2011. "This growth resulted from a successful service model that maximizes uptime for contracted customers and the addition of resources in several key markets," Rusty Rush continued.

"In addition to network growth, we continue to invest in business systems, resources and technology to ensure that we remain a leader in developing the solutions needed to meet customer expectations well into the future," concluded Rusty Rush.

Financial Highlights

In the fourth quarter ended December 31, 2012, the Company's gross revenues totaled $732.3 million, a 5.6% decrease from gross revenues of $776.1 million reported for the fourth quarter ended December 31, 2011. Net income for the quarter was $14.2 million, or $0.36 per diluted share, compared to $19.4 million, or $0.50 per diluted share, in the quarter ended December 31, 2011.

For the year ended December 31, 2012, the Company's gross revenues totaled $3.1 billion, a 20% increase from gross revenues of $2.6 billion reported in 2011. The Company reported net income for the year of $62.5 million, or $1.57 per diluted share, compared with a net income of $55.2 million, or $1.42 per diluted share in 2011.

Parts, service and body shop revenue was $201.6 million in the fourth quarter of 2012, compared to $176.7 million in the fourth quarter of 2011. The Company delivered 2,102 new heavy-duty trucks, 1,789 new medium-duty commercial vehicles, 393 new light-duty commercial vehicles and 1,039 used commercial vehicles during the fourth quarter of 2012, compared to 2,872 new heavy-duty trucks, 1,711 new medium-duty commercial vehicles, 292 new light-duty commercial vehicles and 1,215 used commercial vehicles in the fourth quarter of 2011.

Parts, service and body shop revenue was $817.3 million in the year ended 2012, compared to $675.3 million in the year ended 2011. The Company sold 23,171 new and used commercial vehicles in 2012, a 14.8% increase compared to 20,189 new and used commercial vehicles in 2011. The Company delivered 9,925 new heavy-duty trucks, 7,126 new medium-duty commercial vehicles, 1,376 new light-duty commercial vehicles and 4,744 used commercial vehicles during 2012, compared 9,052 new heavy-duty trucks, 5,469 new medium-duty commercial vehicles, 1,019 new light-duty commercial vehicles and 4,649 used commercial vehicles during 2011.

"I am extremely proud of our financial performance and our achievements toward our strategic growth initiatives this year," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc. "I would like to congratulate all of our employees on an outstanding year and express my sincere gratitude for their contributions to the Company's success."

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 13, 2013, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2013. Listen to the audio replay until February 20, 2013, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 95822105.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 15 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's expectations about its share repurchase program, the Company's acquisition prospects, and the ability of the Company to maintain its current absorption rate are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 198,773	$ 207,775
Accounts receivable, net	89,615	98,160
Inventories, net	690,953	649,626
Prepaid expenses and other	12,088	12,158
Deferred income taxes, net	14,630	12,286

Total current assets	1,006,059	980,005

Investments	6,628	6,628

Property and equipment, net	622,112	499,667

Goodwill, net	198,257	182,612

Other assets, net	48,510	48,789

Total assets	$ 1,881,566	$ 1,717,701

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 534,520	$ 520,693
Current maturities of long-term debt	80,030	63,465
Current maturities of capital lease obligations	10,673	10,056
Trade accounts payable	62,270	62,299
Accrued expenses	100,953	134,278
Total current liabilities	788,446	790,791

Long-term debt, net of current maturities	319,634	264,822
Capital lease obligations, net of current maturities	39,300	35,498
Other long-term liabilities	2,484	2,233
Deferred income taxes, net	123,756	93,123

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2012 and 2011	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,999,068 class A shares and 10,792,223 class B shares outstanding in 2012; and 27,406,424 class A shares and 10,776,697 class B shares outstanding in 2011	404	398
Additional paid-in capital	222,627	208,569
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	404,619	342,164
Accumulated other comprehensive loss, net of tax	(1,756)	(1,949)
Total shareholders' equity	607,946	531,234

Total liabilities and shareholders' equity	$ 1,881,566	$ 1,717,701

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$ 496,592	$ 570,525	$ 2,149,335	$ 1,801,964
Parts and service	201,595	176,745	817,280	675,277
Lease and rental	27,150	22,442	100,247	83,426
Finance and insurance	3,480	3,253	13,638	10,867
Other	3,444	3,115	10,067	9,077

Total revenue	732,261	776,080	3,090,567	2,580,611

Cost of products sold:
New and used commercial vehicle sales	466,650	531,183	2,005,776	1,679,170
Parts and service	125,076	104,530	499,850	408,544
Lease and rental	22,835	18,778	84,174	69,620

Total cost of products sold	614,561	654,491	2,589,800	2,157,334

Gross profit	117,700	121,589	500,767	423,277

Selling, general and administrative	85,759	81,558	361,727	306,273

Depreciation and amortization	6,754	5,592	25,016	20,084

Gain (loss) on sale of assets	40	(39)	176	418

Operating income	25,227	34,400	114,200	97,338

Interest expense, net	2,923	2,467	13,017	7,161

Income before taxes	22,304	31,933	101,183	90,177

Provision for income taxes	8,086	12,550	38,728	34,964

Net income	$ 14,218	$ 19,383	$ 62,455	$ 55,213

Earnings per common share:
Basic	$ .37	$ .51	$ 1.62	$ 1.46
Diluted	$ .36	$ .50	$ 1.57	$ 1.42

Weighted average shares outstanding:
Basic	38,766	38,052	38,643	37,861
Diluted	39,804	39,126	39,688	39,014

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted Free cash flow and Adjusted Invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue:	December 31, 2012	December 31, 2011
New heavy-duty vehicles	$ 307,511	$ 388,274
New medium-duty vehicles (including bus sales revenue)	127,595	120,642
New light-duty vehicles	12,356	9,668
Used vehicles	42,609	47,800
Other vehicles	6,521	4,141

Absorption Ratio	116.6%	115.7%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis	December 31, 2012	December 31, 2011
Floor plan notes payable	$ 534,520	$ 520,693
Current maturities of long-term debt	80,030	63,465
Current maturities of capital lease obligations	10,673	10,056
LONG-TERM DEBT, net of current maturities	319,634	264,822
CAPITAL LEASE OBLIGATIONS, net of current maturities	39,300	35,498
Total Debt (GAAP)	984,157	894,534
Adjustments:
Debt related to lease & rental fleet	(322,913)	(233,624)
Floor plan notes payable	(534,520)	(520,693)
Adjusted Total Debt (Non-GAAP)	126,724	140,217
Adjustments:
Cash and cash equivalents	(198,773)	(207,775)
Adjusted Net Debt (Non-GAAP)	$ (72,049)	$ (67,558)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA and Adjusted EBITDA	December 31, 2012	December 31, 2011
Net Income (GAAP)	$ 62,455	$ 55,213
Provision for income taxes	38,728	34,964
Interest expense	13,017	7,161
Depreciation and amortization	25,016	20,084
(Gain) loss on sale of assets	(176)	(418)
EBITDA (Non-GAAP)	139,040	117,004
Adjustments:
Interest expense associated with FPNP	(8,449)	(3,959)
Adjusted EBITDA (Non-GAAP)	$ 130,591	$ 113,045

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA with an add back of interest expense associated with FPNP, to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow	December 31, 2012	December 31, 2011
Net cash provided by (used in) operations (GAAP)	$ 219,336	$ (81,369)
Acquisition of property and equipment	(170,951)	(148,543)
Free cash flow (Non-GAAP)	48,385	(229,912)
Adjustments:
Draws on floor plan financing, net	(20,677)	282,883
Proceeds from L&RFD	144,639	95,661
Principal payments on L&RFD	(68,950)	(62,754)
Non-maintenance capital expenditures	24,427	34,860
Adjusted Free Cash Flow (Non-GAAP)	$ 127,824	$ 120,738

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (iv) adds back capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital and Adjusted Invested Capital	December 31, 2012	December 31, 2011
Total Shareholders' equity (GAAP)	$ 607,946	$ 531,234
Adjusted net debt (Non-GAAP)	(72,049)	(67,558)
Adjusted Invested Capital (Non-GAAP)	$ 535,897	$ 463,676

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226